Exhibit 16.1

May 15, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by TCTM Kids IT Education Inc. under Item 16F of its Form 20-F dated May 15, 2025. We agree with the statements concerning our Firm in such Form 20-F; we are not in a position to agree or disagree with other statements of TCTM Kids IT Education Inc. contained therein.

Very truly yours,

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

Beijing China

BEIJING OFFICE • Units 06-09 • 46th Floor • China World Tower B • No. 1 Jian Guo Men Wai Avenue • Chaoyang District • Beijing • 100004

Phone 8610.8518.7992 • Fax 8610.8518.7993 • www.marcumasia.com